LAS VEGAS,  March 22, 2010 — American Casino & Entertainment Properties LLC today reported financial results for the fourth quarter and full year ended December 31, 2009.

For the fourth quarter 2009, we reported a net loss of $17.6 million, a 33.3% improvement compared to a net loss of $26.4 million for the fourth quarter ended in 2008.  Both the fourth quarters of 2009 and 2008 were negatively impacted by non-cash impairment charges related to the write-down of intangible assets.  In 2009, we recognized a $7.1 million impairment charge compared to $11.9 million in 2008.

Net revenues were $80.5 million for the fourth quarter 2009 compared to $94.0 million for the fourth quarter of 2008, a decrease of 14.3%.  Adjusted EBITDA¹ decreased 23.7% to $11.9 million compared to $15.6 million in 2008.

For the year ended December 31, 2009, we reported a net loss of $21.8 million, a 40.8% improvement compared to 2008.  Net revenues for the year were $356.0 million, down 16.1% compared to 2008.  Adjusted EBITDA¹ was $68.8 million in 2009, down 23.2% compared to 2008.

Ned Martin, Chief Financial Officer of American Casino & Entertainment Properties LLC stated, “Business is still difficult in southern Nevada, particularly on the Strip. We are encouraged by the fourth quarter in the Las Vegas locals market and in Laughlin.  Our Arizona Charlies properties reported their smallest year over year declines in both Net Revenue and Adjusted EBITDA and improved when compared to the third quarter of 2009.  In Laughlin, the Aquarius continues to perform very well.”

Financial Statistics as of December 31, 2009:
• Cash	$101.1 million
• Debt, including capital leases	$377.5 million
• Capital expenditures	$15.0 million

Conference Call Information:
We will hold our fourth quarter earnings conference call today (Monday, March 22, 2010) at 11:30 a.m. (Eastern Time). To attend dial 888-806-6208 (domestic toll-free) or 913-312-0698 (domestic toll). The pass code is 9411200.  A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com

¹Please see the comments at the end of this release for information about non-GAAP financial measures.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

American Casino & Entertainment Properties LLC

	Successor		Successor		Predecessor
	Three mos. ended December 31, 2009 Unaudited	Three mos. ended December 31, 2008 Unaudited	Year ended December 31, 2009	Period from February 21, 2008 through December 31, 2008	Period from January 1, 2008 through February 20, 2008
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$49.8	$57.7	$215.2	$220.0	$36.5
Hotel	12.8	16.3	59.3	69.5	11.7
Food and beverage	16.4	20.2	73.3	77.2	12.4
Tower, retail and other	7.2	9.4	33.9	34.2	4.7
Gross revenues	86.2	103.6	381.7	400.9	65.3
Less promotional allowances	5.7	9.6	25.7	36.1	5.6
Net revenues	80.5	94.0	356.0	364.8	59.7

Costs and expenses:
Casino	16.6	19.9	70.3	72.6	12.4
Hotel	7.6	8.0	34.1	29.4	4.7
Food and beverage	13.1	14.3	55.3	52.6	8.4
Other operating expenses	2.9	3.6	13.3	14.6	2.2
Selling, general and administrative	29.0	34.1	116.8	122.0	19.4
Depreciation and amortization	10.5	9.8	41.3	31.3	5.1
Impairment of assets	7.1	11.9	7.1	11.9	-
Total costs and expenses	86.8	101.6	338.2	334.4	52.2
Income from operations	$(6.3)	$(7.6)	$17.8	$30.4	$7.5

EBITDA Reconciliation:
Net income (loss)	$(17.6)	$(26.4)	$(21.8)	$(31.4)	$(5.4)
Provision (benefit) for income taxes	-	-	-	-	(2.9)
Interest income	-	(0.1)	(0.1)	(0.8)	(0.3)
Interest expense	11.3	19.0	39.7	62.5	2.6
Depreciation and amortization	10.5	9.8	41.3	31.3	5.1
EBITDA	$4.2	$2.3	$59.1	$61.6	$(0.9)

Numbers may vary due to rounding

American Casino & Entertainment Properties LLC

	Successor		Successor		Predecessor
	Three mos. ended December 31, 2009 Unaudited	Three mos. ended December 31, 2008 Unaudited	Year ended December 31, 2009	Period from February 21, 2008 through December 31, 2008	Period from January 1, 2008 through February 20, 2008
	(in millions)		(in millions)

Adjusted EBITDA Reconciliation:
Net income (loss)	$(17.6)	$(26.4)	$(21.8)	$(31.4)	$(5.4)
Provision (benefit) for income taxes	-	-	-	-	(2.9)
Interest income	-	(0.1)	(0.1)	(0.8)	(0.3)
Interest expense	11.3	19.0	39.7	62.5	2.6
Depreciation and amortization	10.5	9.8	41.3	31.3	5.1
(Gain)/loss on disposal of assets	0.2	0.6	0.8	0.9	-
Loss on early extinguishment of debt	-	-	-	-	13.6
Impairment of assets	7.1	11.9	7.1	11.9	-
Management fee - related party	0.4	0.8	1.8	2.6	-
Adjusted EBITDA	$11.9	$15.6	$68.8	$77.0	$12.7

Numbers may vary due to rounding

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

American Casino & Entertainment Properties LLC

	Three mos. ended		Year ended
	December 31, 2009	December 31, 2008	December 31, 2009
Win per unit-Slots[1]
Stratosphere	$83.41	$100.00	$95.37
Decatur	110.90	115.35	115.20
Boulder	78.76	83.91	79.80
Aquarius	116.35	120.80	121.91
Consolidated	$98.82	$106.48	$104.55

Win per unit-Tables[2]
Stratosphere	$615.26	$948.20	$758.61
Decatur	489.40	510.95	534.87
Boulder	362.32	340.14	399.47
Aquarius	373.13	530.22	532.00
Consolidated	$498.94	$667.52	$619.38

Average Daily Room Rate[3]
Stratosphere	$46.22	$55.09	$45.27
Decatur	48.83	48.16	49.37
Boulder	40.73	38.93	38.39
Aquarius	42.72	37.47	45.27
Consolidated	$45.28	$49.46	$45.12

Hotel Occupancy Rate[4]
Stratosphere	79.5%	88.3%	89.3%
Decatur	43.4%	71.9%	49.7%
Boulder	38.9%	67.5%	48.2%
Aquarius	34.2%	42.6%	43.3%
Consolidated	57.4%	68.4%	66.9%

Net Revenue ($ in millions)[5]
Stratosphere	$36.1	$44.0	$162.3
Decatur	15.5	17.6	65.6
Boulder	9.2	10.8	39.2
Aquarius	19.7	21.6	89.0
Consolidated	$80.5	$94.0	$356.1

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of available hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA and Adjusted EBITDA is an important supplemental measure of our operating performance to investors. Management uses EBITDA and Adjusted EBITDA to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis.  EBITDA and Adjusted EBITDA are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA and Adjusted EBITDA, together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors.  We calculate EBITDA as earnings before interest expense, depreciation and amortization, income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on the early extinguishment of debt, pre-opening expenses, and management fees.

Contact:
Investor Relations
Phyllis Gilland
(702) 383-7777